Exhibit 99.1

151 Farmington Avenue	Media Contact:
Hartford, Conn. 06156	Fred Laberge
860-273-4788
labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com
News Release

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2006 RESULTS
•	Fourth-quarter operating earnings, excluding favorable reserve development and a previously announced severance charge, were $0.76 per share, in line with the Thomson/First Call mean of $0.76
•	Fourth-quarter operating earnings, excluding reserve development, were $0.73 per share, an 18 percent increase over the prior-year quarter
•	Fourth-quarter net income was $0.80 per share, a 14 percent increase over the prior-year quarter
•	Full-year 2006 operating earnings, excluding reserve development, were $2.87 per share, a 29 percent increase over 2005
•	Full-year net income was $2.99 per share, a 15 percent increase over 2005
•	Medical membership increased by 50,000 in fourth quarter 2006 and 678,000 for the full year to 15.433 million, an increase of 5 percent over 2005
•	Guidance: Full-year 2007 operating earnings projected to be $3.30 per share, an increase from our prior guidance of $3.26 per share.
HARTFORD, Conn., February 8, 2007 — Aetna (NYSE: AET) today announced fourth-quarter 2006 operating earnings, excluding prior-period favorable reserve development and a previously announced severance charge, of $0.76 per share. Including the severance charge of $0.03 per share, operating earnings, excluding reserve development, were $0.73 per share, an increase of 18 percent compared to the prior-year quarter. Prior-period favorable reserve development was $0.05 per share. The increase in operating earnings reflects revenue growth from year-over-year membership growth and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies. Fourth-quarter net income was $0.80 per share, an increase of 14 percent over the prior-year quarter.

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Full-year 2006 operating earnings increased by 29 percent over the prior year to $2.87 per share, excluding prior-year favorable reserve development of $0.03 per share. Net income was $2.99 per share, an increase of 15 percent over the prior year. Operating earnings exclude net realized capital gains and other items.1
“We are pleased to have delivered another year of strong results in 2006,” said Ronald A. Williams, chairman and CEO. “Our full-year operating earnings per share increased by 29 percent; our revenues expanded by 12 percent; our medical membership grew by 678,000 to 15.4 million; and we improved our operating expense ratio by 100 basis points, even after continuing to make significant investments in growing our business.
“The substantial steps we took in 2006 to differentiate the company as a leader and position it for future profitable growth included:
•	Expansion of our Small Group product offerings into four new states to fuel revenue growth and diversify earnings.

•	Expansion of Individual products, markets, and distribution channels to pave the way for future growth.

•	Continued strengthening of our National Accounts and Middle Market businesses, with our cross-selling efforts with pharmacy, disability, dental and behavioral health contributing to membership growth.

•	Introduction of Aetna Private Fee for Service Plans to provide national coverage for retirees, expanding Aetna’s Medicare product offerings to all 50 states, effective January 2007.”
Aetna also advanced its leadership in health care consumerism and medical management, with the goal of being the most preferred company in our industry. These efforts included:

•	The introduction of the Personal Health Record, which will roll out this quarter and allow physicians and members to get information to assist them in learning about best clinical practices for individuals based on their personal health history.

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Quarterly Financial Results at a Glance
Three Months Ended
	December 31, 2006		December 31, 2005*		Change
Total revenues	$6.4	billion	$5.9	billion	8%

Operating earnings, excluding development**	$395.2	million	$367.3	million	8%

Net income	$434.1	million	$416.3	million	4%

Per share results:

Operating earnings**	$0.78		$0.68		15%

Favorable development of prior-period health care cost estimates	(0.05)		(0.06)

Operating earnings, excluding development**	$0.73		$0.62		18%

Net income	$0.80		$0.70		14%

Weighted average common shares (diluted)	541.8	million	596.6	million

*	Restated for FAS123R and stock split. Refer to footnote 2 at the end of this release.

**	For a full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of this release.

2006 Financial Results at a Glance
Twelve Months Ended
	December 31, 2006		December 31, 2005*		Change
Total revenues	$25.1	billion	$22.5	billion	12%

Operating earnings, excluding development**	$1.6	billion	$1.3	billion	21%

Income from continuing operations	$1.7	billion	$1.6	billion	8%

Income from discontinued operations	16.1	million	—

Net income	$1.7	billion	$1.6	billion

Per share results:

Operating earnings**	$2.90		$2.49		16%

Favorable development of prior-years health care cost estimates	(0.03)		(0.26)

Operating earnings, excluding development**	$2.87		$2.23		29%

Income from continuing operations	$2.96		$2.60		14%

Income from discontinued operations	0.03		—

Net income	$2.99		$2.60		15%

Weighted average common shares (diluted)	569.1	million	606.0	million

*	Restated for FAS123R and stock split. Refer to footnote 2 at the end of this release.

**	For a full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of this release.

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•	Aetna Health Connections, the next generation of medical management programs that provides a focused, patient-centered way of managing chronic conditions.

•	The expansion of our transparency initiative to an additional 10 markets, with the goal of bringing the total number of markets to 31 nationwide in 2007, where members will be able to see what physicians charge for health care services as well as data on their clinical quality and efficiency.
“With an increasing focus nationally on health care policy, we are determined to be part of the solution by working to increase access and affordability to quality health care,” Williams said. “In fact, a number of our offerings, including those for individuals, small groups, students and part-time and hourly workers, are targeted to the uninsured. Aetna’s product and service innovations have attracted new customers and strengthened relationships with existing customers.
“For full-year 2007, we project operating earnings to be $3.30 per share, an increase from our prior guidance of $3.26. We project our first-quarter 2007 operating earnings per share to be $0.77 per share, a 20 percent increase over the 2006 first-quarter level. As a result of our continuing strategic efforts to expand our opportunities for profitable growth, we believe that Aetna is very well positioned to continue to sustain long-term operating earnings per-share growth of 15 percent.”3
Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•	Operating earnings of $412.2 million for the fourth quarter of 2006, compared with $381.5 million for the fourth quarter of 2005. Excluding favorable development, operating earnings increased 12 percent to $383.2 million for the fourth quarter of 2006, from $341.5 million for the fourth quarter of 2005. Favorable development was $29 million after tax for the fourth quarter of 2006, and $40 million after tax for the fourth quarter of 2005. The increase in operating earnings reflects a 10 percent increase in revenue primarily from year-over-year membership growth and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies.

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•	Net income of $418.7 million for the fourth quarter of 2006, compared with $383.5 million for the fourth quarter of 2005.

•	A Commercial Risk Medical Cost Ratio (MCR) of 79.2 percent in the fourth quarter of 2006, compared to 78.1 percent for the fourth quarter of 2005. Including favorable reserve development, the Commercial Risk MCR was 78.3 percent for the fourth quarter of 2006, compared to 76.8 percent for the fourth quarter of 2005.

•	A Medicare MCR of 84.7 percent for the fourth quarter of 2006, compared with 87.5 percent for the fourth quarter of 2005. Including favorable reserve development, the Medicare MCR was 83.8 percent for the fourth quarter of 2006, compared to 84.0 percent for the fourth quarter of 2005.

•	Total medical membership of 15.433 million at December 31, 2006, compared with 15.383 million at September 30, 2006, an increase of approximately 50,000. Fourth quarter pharmacy membership increased by 13,000 to 10.215 million and dental membership increased by 76,000 to 13.472 million.

•	Total revenues for the fourth quarter of 2006 increased by 10 percent to $5.6 billion from $5.1 billion for the fourth quarter of 2005.
Full-year 2006 operating earnings for Health Care were $1.6 billion, compared with 2005 operating earnings of $1.4 billion, including reserve development. Excluding favorable reserve development, operating earnings increased 23 percent to $1.6 billion in 2006, compared with $1.3 billion for 2005. Favorable reserve development was $12 million after tax in 2006, and $159 million after tax in 2005. Full-year 2006 operating earnings were higher primarily due to higher membership levels, growth in revenues from increased premiums and fees, as well as solid underwriting results and continued general and administrative expense efficiencies. Full-year net income for 2006 was $1.5 billion, compared with $1.4 billion for 2005. Full-year Commercial Risk MCR was 79.4 percent, compared to 78.4 percent for 2005. Including favorable reserve development, the Commercial Risk MCR was 79.3 percent for 2006 compared to 76.9 percent for 2005. Full-year medical membership growth was 678,000, an increase of 4.6 percent.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $29.9 million for the fourth quarter of 2006, compared with $35.0 million for the fourth quarter of 2005. The decrease primarily reflects higher operating expenses associated with new sales efforts and lower net investment income.

•	Net income of $34.6 million for the fourth quarter of 2006, compared with $37.1 million for the fourth quarter of 2005.

•	Total revenues for fourth quarter of 2006 were $537.0 million, compared with $554.5 million for the fourth quarter of 2005.

•	Total Group Insurance membership of 15.087 million at December 31, 2006, compared with 15.309 million at September 30, 2006.
For full-year 2006, Group Insurance reported operating earnings of $132.7 million, compared with $127.7 million in 2005. The increase was primarily due to higher risk underwriting margins offset in part by higher operating expenses. Full-year net income for 2006 was $133.9 million, compared with $136.4 million for 2005.
Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $8.9 million for the fourth quarter of 2006, compared with $12.0 million for the fourth quarter of 2005.

•	Net income of $7.6 million for the fourth quarter of 2006, compared with $16.9 million for the fourth quarter of 2005.

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For full-year 2006, Large Case Pensions reported operating earnings of $38.9 million, compared with $33.2 million for 2005. Full-year net income for 2006 was $122.6 million compared with $82.0 million for 2005. Net income for full-year 2006 and 2005 includes $75.0 million and $43.4 million, respectively, of after-tax benefits related to the reduction of reserves for discontinued products.
Total company results
•	Total Revenues. Revenues increased 8 percent to $6.4 billion for the fourth quarter of 2006, compared with $5.9 billion for the fourth-quarter of 2005. The growth in fourth quarter revenue reflects premium and fee rate increases and a higher level of membership that resulted in an increase of 8 percent in premiums and 13 percent in fees and other revenue. For full-year 2006, total revenues were $25.1 billion, compared with $22.5 billion in 2005.

•	Total Operating Expenses. Operating expenses were $1.229 billion for the fourth quarter of 2006, $72.8 million higher than the fourth quarter of 2005. Operating expenses include the previously announced severance charge of $27 million before tax. Operating expenses as a percentage of revenue[4] improved to 19.4 percent for the fourth quarter of 2006, 18.9 percent excluding the severance charge, from 19.8 percent for the fourth quarter of 2005, reflecting continued expense efficiencies. Including net realized capital gains, these percentages were 19.3 percent for the fourth quarter of 2006 and 19.7 percent for the fourth quarter of 2005. For full-year 2006, operating expenses as a percentage of revenue improved to 18.8 percent from 19.8 percent for full-year 2005. Including net realized capital gains and other items, these percentages were 19.2 percent for full-year 2006 and 19.8 percent for full-year 2005.

•	Corporate Interest expense, after tax, was $26.8 million for the fourth quarter of 2006, compared with $21.2 million for the fourth quarter of 2005. Corporate interest expense was $96.4 million for full-year 2006, compared with $79.8 million for full-year 2005. The increase for fourth-quarter and full-year 2006 was due to higher average debt levels.

•	Net Income. Aetna reported net income of $434.1 million for the fourth quarter of 2006, compared with $416.3 million for the fourth quarter of 2005. For full-year 2006, Aetna reported net income of $1.7 billion, compared with $1.6 billion for full-year 2005.

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•	Operating margin, excluding reserve development, was 10.6 percent for the fourth quarter of 2006, compared with 10.7 percent for the fourth quarter of 2005, pre-tax.[5] The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.8 percent for the fourth quarter of 2006, compared with 7.1 percent for the fourth quarter of 2005. For full-year 2006, the pre-tax operating margin, excluding development, improved to 10.9 percent from 10.2 percent for 2005. The after-tax operating margin was 6.7 percent in 2006 and 7.0 percent for 2005.

•	Share repurchases. Aetna repurchased 8.7 million shares at a cost of $366.3 million in the fourth quarter of 2006, bringing the year-to-date total shares repurchased to 60.3 million, at a cost of $2.3 billion.
A live audio webcast of the fourth-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.
The conference call also can be accessed by dialing 877-502-9274, or 719-457-0820 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 2472704. Telephone replays will be available from 11:30 a.m. ET on Feb. 8 until midnight ET on Feb. 21.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 35.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com

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1 Operating earnings exclude net realized capital gains and losses and other items, if any, from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of the excluded items is discussed below:
•	Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•	Release of reserves of $75.0 million, after tax, for full-year 2006 and $43.4 million, after tax, for full-year 2005 for anticipated future losses on discontinued products, included as an other item for the Company, represents a reduction of reserves previously established for certain products no longer offered by the Company and does not benefit ongoing business operations.

•	A debt refinancing charge of $8.1 million, after tax ($12.4 million pretax), represents the net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5 percent senior notes due 2041. This is an other item for full-year 2006 and does not reflect underlying 2006 business performance.

•	The write-off of a $47.1 million, after tax ($72.4 million pretax), insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling. This is an other item for full-year 2006 and does not reflect underlying 2006 business performance.

•	As a result of the acquisition of Broadspire’s disability business in the first quarter of 2006, the Company impaired approximately $6.2 million, after tax ($8.3 million pretax), of the Company’s previously capitalized software, due to the acquisition of a more multifunctional system. This is an other item for full-year 2006 and does not reflect underlying 2006 business performance.
The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations at each financial statement date. The Company believes excluding reserve development better reflects the Company’s underlying current-period health care costs.
For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 11 to 15 of this release.
2 Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.
3 Projected operating earnings per share exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations, in any period. Projected operating earnings per share for full-year 2007 assume approximately 536 million weighted-average diluted shares.
4 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote 1. For a reconciliation to operating expenses as a percentage of revenue calculated under GAAP, refer to the tables on page 15 of this release.
5 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items described in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 15 of this release.

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ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to operating earnings. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to: the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas, and related litigation); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2005 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”), and Aetna’s 2006 Annual Report on Form 10-K when filed with the SEC. You also should read Aetna’s 2006 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005 (1)	2006	2005 (1)

Revenue:
Health care premiums	$4,845.2	$4,434.2	$19,153.5	$16,924.7
Other premiums	473.5	508.6	1,956.0	2,003.0
Fees and other revenue	717.9	635.6	2,839.3	2,428.9
Net investment income	312.6	275.3	1,164.7	1,103.0
Net realized capital gains	10.3	13.7	32.2	32.3

Total revenue	6,359.5	5,867.4	25,145.7	22,491.9

Benefits and expenses:
Health care costs (2)	3,819.1	3,424.3	15,301.0	13,107.9
Current and future benefits	585.4	586.1	2,319.0	2,364.5
Operating expenses:
Selling expenses	237.4	220.5	952.7	843.5
General and administrative expenses (3)	991.6	935.7	3,867.9	3,609.2

Total operating expenses	1,229.0	1,156.2	4,820.6	4,452.7
Interest expense	41.1	32.6	148.3	122.8
Amortization of other acquired intangible assets	21.9	19.3	85.6	57.4
Reduction of reserve for anticipated future losses on discontinued products	—	—	(115.4)	(66.7)

Total benefits and expenses	5,696.5	5,218.5	22,559.1	20,038.6

Income from continuing operations before income taxes	663.0	648.9	2,586.6	2,453.3
Income taxes	228.9	232.6	901.0	880.0

Income from continuing operations	434.1	416.3	1,685.6	1,573.3
Income from discontinued operations, net of tax (4)	—	—	16.1	—

Net income	$434.1	$416.3	$1,701.7	$1,573.3

Shareholders’ equity			$9,145.1	$10,188.7

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.

(2)	Health care costs for the three months ended December 31, 2006 and December 31, 2005 include favorable development of prior-period health care cost estimates of approximately $45 million pretax (approximately $29 million after tax) and approximately $63 million pretax (approximately $40 million after tax), respectively, in the Health Care segment. Health care costs for the twelve months ended December 31, 2006 and December 31, 2005 include favorable development of prior-period health care cost estimates of approximately $18 million pretax (approximately $12 million after tax) and approximately $250 million pretax (approximately $159 million after tax), respectively, in the Health Care segment.

(3)	General and administrative expenses for the twelve months ended December 31, 2006 include a charge of $72.4 million ($47.1 million after tax) in connection with the write-off of an insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling and a $12.4 million ($8.1 million after tax) net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5% senior notes due 2041. Both of these charges are reflected in the Health Care segment. The twelve months ended December 31, 2006 also include a charge of $8.3 million ($6.2 million after tax) for an acquisition-related software charge reflected in the Group Insurance segment.

(4)	Income from discontinued operations of approximately $16 million for the twelve months ended December 31, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company recorded $735 million of this refund in prior years. The $50 million refund in 2006 resulted in an additional $16 million in income from discontinued operations in 2006.

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Summary of Results
(in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005 (1)	2006	2005 (1)

Operating earnings, excluding favorable development	$395.2	$367.3	$1,635.9	$1,349.8
Favorable development of prior-period health care cost estimates	29.0	40.0	12.0	159.0

Operating earnings	424.2	407.3	1,647.9	1,508.8
Debt refinancing charge	—	—	(8.1)	—
Physician class action settlement insurance-related charge	—	—	(47.1)	—
Reduction of reserve for anticipated future losses on discontinued products	—	—	75.0	43.4
Acquisition-related software charge	—	—	(6.2)	—
Net realized capital gains	9.9	9.0	24.1	21.1

Income from continuing operations (GAAP measure)	434.1	416.3	1,685.6	1,573.3
Income from discontinued operations (2)	—	—	16.1	—

Net income (GAAP measure)	$434.1	$416.3	$1,701.7	$1,573.3

Weighted average common shares — basic	520.5	570.8	546.2	579.0

Weighted average common shares — diluted	541.8	596.9	569.1	606.0

Summary of Results Per Common Share

Operating earnings, excluding favorable development (3)	$.73	$.62	$2.87	$2.23
Favorable development of prior-period health care cost estimates	.05	.06	.03	.26

Operating earnings	.78	.68	2.90	2.49
Debt refinancing charge	—	—	(.01)	—
Physician class action settlement insurance-related charge	—	—	(.08)	—
Reduction of reserve for anticipated future losses on discontinued products	—	—	.13	.07
Acquisition-related software charge	—	—	(.01)	—
Net realized capital gains	.02	.02	.03	.04

Income from continuing operations (GAAP measure)	.80	.70	2.96	2.60
Income from discontinued operations (2)	—	—	.03	—

Net income (GAAP measure)	$.80	$.70	$2.99	$2.60

Shareholders’ equity (4)			$17.72	$17.99

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.

(2)	Income from discontinued operations of approximately $16 million for the twelve months ended December 31, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company recorded $735 million of this refund in prior years. The $50 million refund in 2006 resulted in an additional $16 million in income from discontinued operations in 2006.

(3)	The three and twelve months ended December 31, 2006 includes $.03 per share ($18 million after tax) related to a previously announced fourth quarter severance charge. Operating earnings, excluding favorable development and the severance charge, for the three months ended December 31, 2006 is $.76 per share.

(4)	Actual common shares outstanding were 516.0 million at December 31, 2006 and 566.5 million at December 31, 2005.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005 (2)	2006	2005 (2)
Health Care:
Total revenue	$5,627.9	$5,139.2	$22,240.5	$19,616.1

Selling expenses	$216.2	$200.8	$867.4	$763.3
General and administrative expenses	923.7	890.4	3,533.8	3,424.9

Operating expenses, excluding other items	1,139.9	1,091.2	4,401.2	4,188.2
Debt refinancing charge	—	—	12.4	—
Physician class action settlement insurance-related charge	—	—	72.4	—

Total operating expenses (GAAP measure)	$1,139.9	$1,091.2	$4,486.0	$4,188.2

Operating earnings, excluding favorable development	$383.2	$341.5	$1,560.7	$1,268.7
Favorable development of prior-period health care cost estimates	29.0	40.0	12.0	159.0

Operating earnings	412.2	381.5	1,572.7	1,427.7
Debt refinancing charge	—	—	(8.1)	—
Physician class action settlement insurance-related charge	—	—	(47.1)	—
Net realized capital gains	6.5	2.0	8.0	7.0

Net income (GAAP measure)	$418.7	$383.5	$1,525.5	$1,434.7

Group Insurance:
Total revenue	$537.0	$554.5	$2,152.1	$2,141.8

Selling expenses	$21.2	$19.7	$85.3	$80.2
General and administrative expenses	63.5	40.5	224.0	166.2

Operating expenses, excluding other item	84.7	60.2	309.3	246.4
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (GAAP measure)	$84.7	$60.2	$317.6	$246.4

Operating earnings	$29.9	$35.0	$132.7	$127.7
Acquisition-related software charge	—	—	(6.2)	—
Net realized capital gains	4.7	2.1	7.4	8.7

Net income (GAAP measure)	$34.6	$37.1	$133.9	$136.4

Large Case Pensions:
Total revenue	$194.6	$173.7	$753.1	$734.0

Operating earnings	$8.9	$12.0	$38.9	$33.2
Reduction of reserve for anticipated future losses on discontinued products	—	—	75.0	43.4
Net realized capital (losses) gains	(1.3)	4.9	8.7	5.4

Net income (GAAP measure)	$7.6	$16.9	$122.6	$82.0

Corporate Interest:
Interest expense, net of tax	$26.8	$21.2	$96.4	$79.8

Total Company:
Total revenue	$6,359.5	$5,867.4	$25,145.7	$22,491.9

Selling expenses	$237.4	$220.5	$952.7	$843.5
General and administrative expenses	991.6	935.7	3,774.8	3,609.2

Operating expenses, excluding other items	1,229.0	1,156.2	4,727.5	4,452.7
Debt refinancing charge	—	—	12.4	—
Physician class action settlement insurance-related charge	—	—	72.4	—
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (GAAP measure)	$1,229.0	$1,156.2	$4,820.6	$4,452.7

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(2)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.

Aetna/14
Membership
(Members in Thousands)

	December 31,	December 31,	September 30,
	2006	2005	2006
Medical Membership:
Commercial	15,141	14,521	15,122
Medicare Advantage	123	101	124
Medicare Health Support Program	17	19	18
Medicaid	152	114	119

Total Medical Membership	15,433	14,755	15,383

Consumer-Directed Health Plans (1)	676	453	644

Dental Membership	13,472	13,098	13,396

Pharmacy Membership:
Commercial	9,161	8,885	9,138
Medicare PDP (stand-alone)	314	—	319
Medicare Advantage PDP	115	—	115

Total Pharmacy Benefit Management Services	9,590	8,885	9,572
Mail Order (2)	625	560	630

Total Pharmacy Membership	10,215	9,445	10,202

Group Insurance Membership (3)	15,087	13,618	15,309

Health Care Medical Cost Ratios (4)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Health Care Premiums:
Health Care Risk (A)	$4,845.2	$4,434.2	$19,153.5	$16,924.7
Commercial Risk (B)	$4,383.9	$4,177.6	$17,356.5	$15,919.6
Medicare (C)	$453.1	$256.6	$1,787.7	$1,005.1

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,819.1	$3,424.3	$15,301.0	$13,107.9
Favorable development of prior-period health care cost estimates	45.0	63.0	18.0	250.0

Health care costs — Adjusted (E)	$3,864.1	$3,487.3	$15,319.0	$13,357.9

Commercial Risk
Health care costs (F) (GAAP measure)	$3,431.9	$3,208.8	$13,769.1	$12,244.1
Favorable development of prior-period health care cost estimates	42.0	54.0	16.0	233.0

Health care costs — Adjusted (G)	$3,473.9	$3,262.8	$13,785.1	$12,477.1

Medicare
Health care costs (H) (GAAP measure)	$379.8	$215.5	$1,523.5	$863.9
Favorable development of prior-period health care cost estimates	4.0	9.0	2.0	17.0

Health care costs — Adjusted (I)	$383.8	$224.5	$1,525.5	$880.9

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	78.8%	77.2%	79.9%	77.4%
Health Care Risk — Adjusted (E)/(A)	79.8%	78.6%	80.0%	78.9%

Commercial Risk (F)/(B) (GAAP measure)	78.3%	76.8%	79.3%	76.9%
Commercial Risk — Adjusted (G)/(B)	79.2%	78.1%	79.4%	78.4%

Medicare (H)/(C) (GAAP measure)	83.8%	84.0%	85.2%	86.0%
Medicare — Adjusted (I)/(C)	84.7%	87.5%	85.3%	87.6%

(1)	Represents members in consumer-directed health plans included in the Company’s Commercial medical membership.

(2)	Represents members who purchased medications through Aetna Rx Home Delivery®, the Company’s mail order pharmacy, during the quarterly period.

(3)	Beginning June 30, 2006 includes approximately 2.1 million disability members acquired from Broadspire on March 31, 2006.

(4)	Health Care Risk includes all medical, dental and other health care risk products. Commercial Risk includes all health care risk products except Medicare and Medicaid. Risk includes all medical, dental and other health care products for which the Company assumes all or a majority of health care cost, utilization or other risk.

     Aetna/15
Operating Margins
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005 (1)	2006	2005 (1)
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and favorable development (A)	$670.7	$624.1	$2,748.0	$2,284.5
Favorable development of prior-period health care cost estimates	45.0	63.0	18.0	250.0

Operating earnings before income taxes, excluding interest expense and amortization of other acquired intangible assets (B)	715.7	687.1	2,766.0	2,534.5
Interest expense	(41.1)	(32.6)	(148.3)	(122.8)
Amortization of other acquired intangible assets	(21.9)	(19.3)	(85.6)	(57.4)
Debt refinancing charge	—	—	(12.4)	—
Physician class action settlement insurance-related charge	—	—	(72.4)	—
Reduction of reserve for anticipated future losses on discontinued products	—	—	115.4	66.7
Acquisition-related software charge	—	—	(8.3)	—
Net realized capital gains	10.3	13.7	32.2	32.3

Income from continuing operations before income taxes (C) (GAAP measure)	$663.0	$648.9	$2,586.6	$2,453.3

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets and favorable development (D)	$436.3	$401.0	$1,788.0	$1,466.9
Favorable development of prior-period health care cost estimates, net of tax	29.0	40.0	12.0	159.0

Operating earnings, excluding interest expense and amortization of other acquired intangible assets (E)	465.3	441.0	1,800.0	1,625.9
Interest expense, net of tax	(26.8)	(21.2)	(96.4)	(79.8)
Amortization of other acquired intangible assets, net of tax	(14.3)	(12.5)	(55.7)	(37.3)
Debt refinancing charge, net of tax	—	—	(8.1)	—
Physician class action settlement insurance-related charge, net of tax	—	—	(47.1)	—
Reduction of reserve for anticipated future losses on discontinued products, net of tax	—	—	75.0	43.4
Acquisition-related software charge, net of tax	—	—	(6.2)	—
Net realized capital gains, net of tax	9.9	9.0	24.1	21.1

Income from continuing operations (F) (GAAP measure)	$434.1	$416.3	$1,685.6	$1,573.3

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$6,349.2	$5,853.7	$25,113.5	$22,459.6
Net realized capital gains	10.3	13.7	32.2	32.3

Total revenue (H) (GAAP measure)	$6,359.5	$5,867.4	$25,145.7	$22,491.9

Operating Margins:
Pretax operating margin (B)/(G)	11.3%	11.7%	11.0%	11.3%
Pretax operating margin — Adjusted (A)/(G)	10.6%	10.7%	10.9%	10.2%
Pretax operating margin (C)/(H) (GAAP measure)	10.4%	11.1%	10.3%	10.9%

After-tax operating margin (E)/(G)	7.3%	7.5%	7.2%	7.2%
After-tax operating margin — Adjusted (D)/(G)	6.9%	6.9%	7.1%	6.5%
After-tax operating margin (F)/(H) (GAAP measure)	6.8%	7.1%	6.7%	7.0%
Operating Expenses
($ in Millions)

Reconciliation of Operating Expenses:
Operating expenses, excluding other items (I)	$1,229.0	$1,156.2	$4,727.5	$4,452.7
Debt refinancing charge	—	—	12.4	—
Physician class action settlement insurance-related charge	—	—	72.4	—
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (J) (GAAP measure)	$1,229.0	$1,156.2	$4,820.6	$4,452.7

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G) (2)	19.4%	19.8%	18.8%	19.8%
Total operating expenses as a % of total revenue (J)/(H) (GAAP measure)	19.3%	19.7%	19.2%	19.8%

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.

(2)	Excluding the previously announced fourth quarter severance charge of $27 million pretax, operating expenses as a % of revenue for the three months ended December 31, 2006 is 18.9%.